Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: January 18, 2007
FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2006

Michigan City, Indiana (Nasdaq: HBNC) - Horizon Bancorp today announced its unaudited financial results for the quarter and year ended December 31, 2006. Net income for the year was $7.484 million or $2.33 per fully diluted share. This compares to $7.091 million or $2.24 per fully diluted share for 2005, an increase of $393 thousand or 5.54%. Fourth quarter net income was $2.233 million or $.69 per fully diluted share. This compares to $2.080 million or $.65 per fully diluted share for the fourth quarter of 2005, an increase of $153 thousand or 7.36%. This is Horizon’s seventh consecutive year of record earnings, and the fourth quarter of 2006 is a record for a single quarter.

Craig M. Dwight, President and Chief Executive Officer stated, “We are pleased with 2006 results, considering the flat yield curve, a decline in mortgage activity and charges related to investment portfolio restructuring. Horizon has positioned itself well for 2007 with the changes we’ve made to our investment portfolio, the addition of the mortgage wholesale line of business, and our continued branch expansion. In addition, several bank acquisitions in our market place will provide increased opportunities for Horizon as we continue to position our Company as the key provider of sensible advice in our trade area.”“”

Net interest income was $31.545 million for the year compared to $30.873 for 2005. The increase in net interest income is related to volume and not net interest margin. Horizon’s net interest margin for the year dropped to 3.05% from 3.27% in 2005. This decline in net interest margin is related to the cost of funds increasing faster than the yield on earning assets as consumer and public fund customers desired short-term deposit instruments while borrowers asked for long-term fixed rate loans. In addition, long-term deposits are now maturing and rolling into higher rates. Despite the lack of interest rate increases, the cost of funds continued to increase and the net interest margin continued to decline. Net interest income for the fourth quarter was $8.087 million, which is down approximately $206 thousand from the same quarter of 2005 for the same reasons stated above. However, net interest income improved from the third quarter of 2006 by $275 thousand as the net interest margin was constant from quarter to quarter but average earning assets increased by approximately $35 million.

The provision for loan losses totaled $905 thousand for 2006 compared to $1.521 million in 2005. The provision for loan losses is based on management’s ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio. Net charge-offs for the year were 0.07% of average loans, which continues a run rate better than peers according to the September 30, 2006 Uniform Bank Performance Report. Part of the decrease in loan loss provision is attributed to a lack of growth in commercial loans, which normally carry a higher degree of risk than other types of loans.

Pg. 2 cont. Horizon Bank 4th Quarter Earnings

Non-interest income increased $324 thousand or 3.3% from 2005. During the fourth quarter of 2006, non-interest income increased $306 thousand from the fourth quarter of 2005. Prior quarters in 2006 were impacted by special items including a gain on the sale of mortgage servicing assets of $656 thousand in the third quarter and $764 thousand in losses from the sale of securities taken throughout the year. The losses on the sale of securities, while having a negative impact on 2006, improved the tax equivalent yield on the investment portfolio by approximately 60 basis points. There were no such nonrecurring items in the fourth quarter of 2006. For the year, service charge income increased due to a full year of charges on accounts acquired in the Alliance Bank acquisition, consummated in June of 2005, and adjustments made to Horizon’s overdraft protection program. Fiduciary fees increased due to an increase in ESOP administration business. Also affecting non-interest income compared to 2005 was approximately $160 thousand in pre-tax income from the sale of the retail property and casualty insurance lines of Horizon Insurance Services, Inc, in the first quarter of 2005.

Non-interest expense for 2006 increased $1.326 million or 4.6% from 2005. Salaries and benefits declined $85 thousand from the prior year due to a decrease in incentive compensation. Factors affecting the increase include: a) on-going expenses related to the Alliance Bank acquisition, including core deposit intangible amortization of approximately $367 thousand and b) expenses related to the newly established mortgage wholesale operation of $472 thousand.

Total assets increased by $95 million or 8.4% from December 31, 2005 to December 31, 2006. The most significant change in assets was an increase in loans of $112 million or 15.4%, which was partially funded by a decline in investment securities of $32 million or 11.7%. For the funding side of the balance sheet, deposits, borrowings and subordinated debentures increased.

The increase in loans came in real estate and installment categories. Real estate loan growth came primarily from adjustable rate loans while installment loan growth came from indirect automobile loans. Commercial loans remained flat for the year.

At December 31, 2006 the total allowance for loan losses was $8.7 million compared to $8.4 million at December 31, 2005. The allowance for loan losses to total loans was 1.05% at December 31, 2006 compared to 1.14% at December 31, 2005. There have been no substantive changes in loan delinquencies, non-accruals, or non-performing loans since December 31, 2005. Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of December 31, 2006.

Deposits increased by $58 million in 2006 when compared to December 31, 2005. Year-end deposit totals for both 2005 and 2006 were impacted by large public fund deposits, which came in at the end of the year. At the end of 2005, these deposits were made to non-interest bearing accounts while at the end of 2006 the deposits were made to interest bearing transaction accounts. On average, deposits increased by $93 million, with increases in all categories.

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Pg. 3 cont. Horizon Bank 4th Quarter Earnings

Subordinated debentures increased $12 million from December 31, 2005. On December 15, 2006 Horizon issued $12 million of subordinated debentures which carry an adjustable rate of 165 basis points over 90 day LIBOR, adjusted quarterly. The funds generated from this issue will be used to redeem $12 million of subordinated debentures which have a call date of March 26, 2007 and carry an interest rate of 90 day LIBOR plus 360 basis points.

Stockholders' equity totaled $61.9 million at December 31, 2006 compared to $53.5 million at December 31, 2005. At December 31, 2006, the ratio of stockholders' equity to total assets was 5.06% compared to 4.75% at December 31, 2005. Tangible equity to assets at December 31, 2006 was 4.42% compared to 4.02% at December 31, 2005. Book value per common share at December 31, 2006 increased to $19.11 compared to $17.01 at December 31, 2005. The increase in stockholders' equity during the year was the result of net income, the issuance of new shares for the exercise of stock options and improvement in the market value of investment securities available for sale, offset by dividends declared and the purchase of treasury stock.

Other items

Horizon began construction of a branch in Benton Township, Michigan. This branch is scheduled to open during the second quarter of 2007.

Horizon purchased land in Valparaiso, Indiana for the purpose of constructing a second branch in that community. The target opening date is the second or third quarter of 2007.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Capital Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

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HORIZON BANCORP
(In thousands except per share data and ratios)

	Three Months Ended:			Twelve Months Ended:
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
End of period balances:
Total assets	$1,222,430	$1,159,189	$1,127,875	$1,222,430	$1,127,875
Investment securities	243,078	239,869	275,177	243,078	275,177
Commercial loans	271,457	261,133	273,310	271,457	273,310
Mortgage warehouse loans	112,267	113,596	97,730	112,267	97,730
Real estate loans	222,210	220,387	161,752	222,210	161,752
Installment loans	238,688	234,075	202,383	238,688	202,383
Non-interest bearing deposit accounts	81,949	90,205	148,127	90,205	81,949
Interest bearing transaction accounts	468,624	328,665	401,439	328,665	468,624
Time deposits	363,400	396,316	306,001	363,400	306,001
Short-term borrowings	83,842	120,579	50,024	83,842	50,024
Long-term borrowings	115,951	128,969	133,609	115,951	133,609
Stockholder’s equity	61,877	59,490	53,530	61,877	53,530

Average balances :
Total assets	$1,175,760	$1,138,548	$1,069,748	$1,118,105	$1,012,757
Investment securities	239,111	242,081	277,879	243,726	286,668
Commercial loans	267,535	263,559	266,636	267,263	239,609
Mortgage warehouse loans	111,336	100,669	115,153	96,334	108,298
Real estate loans	231,027	215,641	152,950	197,012	126,104
Installment loans	236,369	228,932	200,827	220,095	175,510
Non-interest bearing deposit accounts	79,229	79,558	83,081	78,654	74,809
Interest bearing transaction accounts	345,485	349,363	367,136	352,586	328,003
Time deposits	439,393	407,901	342,242	387,365	323,169
Short-term borrowings	87,797	64,819	81,484	78,747	72,229
Long-term borrowings	156,286	174,563	134,302	129,620	130,596
Stockholder’s equity	61,300	57,160	54,604	57,435	52,959

Per share data:
Basic earnings per share	$0.70	$0.62	$0.67	$2.36	$2.31
Diluted earnings per share	0.69	0.61	0.65	2.33	2.24
Cash dividends declared per common share	0.14	0.14	0.14	0.56	0.53
Book value per common share	19.11	18.64	17.01	19.11	17.01
Market value - high	27.89	26.93	27.93	32.23	31.51
Market value - low	25.92	25.50	24.95	25.16	24.20
Basic average common shares outstanding	3,193,306	3,189,004	3,111,583	3,177,272	3,067,632
Diluted average common shares outstanding	3,238,648	3,211,777	3,186,780	3,217,050	3,162,950

Key ratios:
Return on average assets	0.75%	0.69%	0.75%	0.67%	0.70%
Return on average equity	14.77	13.77	14.98	13.03	13.39
Net interest margin	2.97	2.96	3.23	3.05	3.27
Efficiency	69.98	73.56	68.10	73.07	71.59
Loan loss reserve to loans	1.05	1.05	1.14	1.05	1.14
Non-performing loans to loans	0.31	0.17	0.28	0.31	0.28
Average equity to average assets	5.21	5.02	5.10	5.14	5.23
Bank only capital ratios:
Tier 1 capital to average assets	6.91%	7.11%	7.03%	6.91%	7.03%
Tier 1 capital to risk weighted assets	10.03	10.28	10.66	10.03	10.66
Total capital to risk weighted assets	11.12	11.42	11.82	11.12	11.82

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
	December 31, 2006 (Unaudited)	December 31, 2005
Assets
Cash and due from banks	$52,311	$39,163
Interest-bearing demand deposits	1	87
Cash and cash equivalents	52,312	39,250
Interest-bearing deposits	898	15,735
Federal funds sold	6,500
Investment securities, available for sale	243,078	275,177
Loans held for sale	12,315	2,440
Loans, net of allowance for loan losses of $8,738 and $8,368	835,884	724,366
Premises and equipment	23,394	21,425
Federal Reserve and Federal Home Loan Bank stock	12,136	12,983
Goodwill	5,787	5,787
Other intangible assets	2,412	2,780
Interest receivable	6,094	5,813
Other assets	21,620	22,119
Total assets	$1,222,430	$1,127,875
Liabilities
Deposits
Noninterest bearing	$81,949	$148,127
Interest bearing	832,024	707,439
Total deposits	913,973	855,566
Short-term borrowings	83,842	50,024
Long-term borrowings	115,951	133,609
Subordinated debentures	40,209	27,837
Interest payable	1,771	1,663
Other liabilities	4,807	5,646
Total liabilities	1,160,553	1,074,345
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 4,995,906 and 4,852,751 shares	1,111	1,092
Additional paid-in capital	25,229	24,552
Retained earnings	54,196	48,523
Restricted stock, unearned compensation	-	(760)
Accumulated other comprehensive income (loss)	(1,507)	(2,853)
Less treasury stock, at cost, 1,759,424 and 1,755,158 shares	(17,152)	(17,024)
Total stockholders’ equity	61,877	53,530
Total liabilities and stockholders’ equity	$1,222,430	$1,127,875

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Year ended
	2006 (Unaudited)	2005 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)
Interest Income
Loans receivable	$15,670	$13,033	$57,282	$44,749
Investment securities
Taxable	2,079	2,396	8,175	9,691
Tax exempt	860	593	3,223	2,353
Total interest income	18,609	16,022	68,680	56,793
Interest Expense
Deposits	7,461	5,026	25,734	16,374
Federal funds purchased and short-term borrowings	451	667	2,035	2,072
Long-term borrowings	1,987	1,565	7,100	5,927
Subordinated debentures	623	471	2,266	1,547
Total interest expense	10,522	7,729	37,135	25,920
Net Interest Income	8,087	8,293	31,545	30,873
Provision for loan losses	180	450	905	1,521
Net Interest Income after Provision for Loan Losses	7,907	7,843	30,640	29,352
Other Income
Service charges on deposit accounts	805	808	3,102	2,695
Wire transfer fees	106	112	396	438
Fiduciary activities	869	784	3,100	2,748
Commission income from insurance agency	-0-	-0-	-0-	46
Gain on sale of loans	594	415	1,681	1,756
Gain on sale of mortgage servicing rights	-0-	-0-	656	-0-
Increase in cash surrender value of Bank owned life insurance	122	126	470	487
Loss on sale of securities	-0-	-0-	(764)	-0-
Other income	369	314	1,496	1,643
Total other income	2,865	2,559	10,137	9,813
Other Expenses
Salaries and employee benefits	3,909	4,047	16,433	16,518
Net occupancy expenses	582	605	2,338	2,217
Data processing and equipment expenses	536	606	2,560	2,342
Other expenses	2,637	2,132	9,124	8,052
Total other expenses	7,664	7,390	30,455	29,129
Income Before Income Tax	3,108	3,012	10,322	10,036
Income tax expense	875	932	2,838	2,945
Net Income	$2,233	$2,080	$7,484	$7,091
Basic Earnings Per Share	$.70	$.67	$2.36	$2.31
Diluted Earnings Per Share	$.69	$.65	$2.33	$2.24